EXHIBIT 10.5

FOURTH AMENDMENT TO LEASE

        THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is made this 20th day of July, 2005 by and between 750 UNIVERSITY, LLC, a California limited liability company (“Landlord”), and HI/FN, INC., a Delaware corporation (“Tenant”).

R E C I T A L S

    A.        Tenant currently leases from Landlord approximately twenty-seven thousand one hundred seventy-three (27,173) square feet of space located at 750 University Avenue, Suite 100, Los Gatos, California (the “Current Premises”) pursuant to that certain lease dated November 13, 1997, as amended by that certain First Amendment to Lease dated June 24, 1999, that certain Second Amendment to Lease dated January 31, 2001 and that certain Third Amendment to Lease dated December 15, 2003 (collectively, the “Lease”). The Current Premises are shown on Exhibit A attached hereto.

    B.        The Lease provides for a termination date of September 24, 2005. Tenant desires to extend the term of the Lease for an additional period of four (4) years.

    C.        Tenant also desires to reduce the size of the Premises, for purposes of the Lease, by subtracting that certain space consisting of approximately seven thousand two hundred forty-seven (7,247) square feet (the “Reduction Space”) as shown on Exhibit A attached hereto.

    D.        Landlord is willing to extend the term of the Lease and reduce the size of the Premises on the terms and conditions specified herein.

        NOW, THEREFORE, in consideration of the above recitals and the mutual covenants and agreements contained herein, the parties hereto agree and hereby amend the Lease as follows:

    1.        Term. The term of the Lease is hereby extended for four (4) years from and after September 25, 2005, so that the term of the Lease shall extend to and include September 24, 2009. The period commencing on September 25, 2005 and ending on September 24, 2009 is referred to herein as the “Extended Term.”

    2.        Premises. Commencing on September 25, 2005, the Reduction Space shall be subtracted from the Current Premises and thereafter, the Premises, for purposes of the Lease, shall include only the remaining nineteen thousand nine hundred twenty-six (19,926) square feet, consisting of (i) approximately five thousand six hundred sixty eight (5,668) rentable square feet on the first floor, which shall be designated as Suite “140", and (ii) approximately fourteen thousand two hundred fifty-eight (14,258) rentable square feet on the second floor, which shall be designated as “Suite 200", as shown on Exhibit A attached hereto. Suites 140 and 200 shall thereafter constitute the entire Premises under the Lease.

    3.        Basic Rent. During the Extended Term, the basic rent as provided in paragraphs 4(a) and 5(a) of the Lease shall be as follows:

9/25/05 through 9/24/06	$ 30,088.26 per month
9/25/06 through 9/24/07	$ 31,682.34 per month
9/25/07 through 9/24/08	$ 33,276.42 per month
9/25/08 through 9/24/09	$ 34,870.50 per month

    4.        Surrender of Reduction Space. On or before September 24, 2005, Tenant shall vacate and surrender the Reduction Space in accordance with the terms of paragraph 22 of the Lease (including, without limitation, the removal of Tenant’s personal property and cabling and wiring as specified in paragraph 22 of the Lease), and Tenant shall indemnify Landlord for any loss or expense resulting from Tenant’s failure to so surrender the Reduction Space, including any claims made by any succeeding tenants. If Tenant fails to surrender the Reduction Space on or before September 24, 2005, Tenant shall be deemed a holdover tenant without Landlord’s consent with respect to the Reduction Space and the provisions of paragraph 24 of the Lease regarding holding over shall apply on a pro rata basis.

    5.        Direct Expenses. Commencing on September 25, 2005, Tenant’s proportionate share of direct expenses of the Project as set forth in paragraph 5(b) of the Lease shall be adjusted to thirty-two and twelve hundredths percent (32.12%). Commencing on September 25, 2005, Tenant’s payment of its estimated share of direct expenses shall be Twenty-One Thousand Seven Hundred Nineteen and 34/100 Dollars ($21,719.34) per month and shall be reconciled and adjusted thereafter in accordance with the terms of paragraph 5(b) of the Lease.

    6.        Utilities. Tenant acknowledges that the gas and electric is separately metered to the South Wing and that the cost of such service shall be allocated to Tenant and other tenants in the South Wing based on their proportionate share of the South Wing. Paragraph 12 of the Lease is hereby amended to provide that commencing on September 25, 2005, Tenant’s proportionate share of the utilities separately metered to the South Wing of the building shall be seventy-three and thirty-three hundredths percent (73.33%) ( 19,926÷27,173).

    7.        Security Deposit. The amount of the security deposit required under paragraph 4(e) of the Lease shall be reduced from Seventy-four Thousand Six Hundred Twenty-five and 76/100 Dollars ($74,625.76) to Fifty-six Thousand Five Hundred Eighty-Nine and 84/100 Dollars ($56,589.84).

    8.        Premises Taken “As Is”. Tenant accepts the Premises “as is” in their current condition and Landlord shall have no obligation to alter, modify or improve the Premises in any way, except that Landlord shall, at Landlord’s sole cost, construct a building standard demising walls between the Premises and the new corridor and reconfigure the existing Storage/Conference Area as shown on Exhibit B attached hereto and shall make any necessary adjustments to the building systems as reasonably determined by Landlord. Tenant shall remove and relocate its furniture, fixtures and equipment as reasonably required by Landlord to accommodate Landlord’s construction of the demising wall.

    9.        Corporate Authority. Each individual executing this Amendment on behalf of a corporation represents and warrants that he/she is duly authorized to execute and deliver this Amendment on behalf of the corporation and that this Amendment is binding upon said corporation in accordance with its terms.

    10.        Restatement of Other Lease Terms. Except as specifically modified herein, all terms, covenants and conditions of the Lease shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto execute this Amendment as of the date first set forth above.

[Signatures continued on next page]

Landlord:		Tenant:

750 UNIVERSITY, LLC,		HI/FN, INC., a Delaware corporation
a California limited liability company

By:	McCandless Management corporation,	By: /s/ William R. Walker
a California corporation, its
	Authorized Agent	Name: William R. Walker

	By: /s/ Steven E. Sund	Title: Chief Financial Officer

	Its: President	Date: July 20, 2005

By:

Name:

Title:

Date: